Exhibit 99.1

Badger Meter Reports Record Sales for Any Quarter and Record Second Quarter Earnings and Earnings Per Share

MILWAUKEE--(BUSINESS WIRE)--July 18, 2014--Badger Meter, Inc. (NYSE: BMI) today reported record sales for any quarter in its history and record earnings and earnings per share for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights

  Net sales were a record $95,662,000 for the second quarter of 2014, an 8.3% increase from sales of $88,341,000 for the second quarter of 2013.
  Net earnings were a record $8,814,000 for the second quarter of 2014, a 40.3% increase from net earnings of $6,281,000 for the second quarter of 2013.
  Diluted earnings per share were a record $0.61 for the second quarter of 2014, a 38.6% increase from diluted earnings per share of $0.44 for the second quarter of 2013.

First Half 2014 Highlights

  Net sales were $179,158,000 for the first half of 2014, an 11.9% increase from sales of $160,149,000 for the first half of 2013.
  Net earnings were $13,446,000 for the first half of 2014, a 46.3% increase from net earnings of $9,188,000 for the first half of 2013.
  Diluted earnings per share were $0.94 for the first half of 2014, a 46.9% increase from diluted earnings per share of $0.64 for the first half of 2013.

Operations Review

“Our strong second quarter performance was driven by higher sales of municipal water products. Sales of residential municipal water products were up substantially and commercial water product sales also increased. These increases more than offset a slight decline in industrial product sales for the quarter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the company is seeing significant increases in sales of two municipal water products that were introduced in 2013. Sales of ORION® SE two-way fixed network meter reading systems and the new polymer version of the company’s E-Series® line of ultrasonic meters for residential and commercial applications continue to ramp up as they gain acceptance in the market.

“In the municipal water industry, the process from product launch to customer adoption takes some time. As a result, we are also encouraged by the response to our newest product, the BEACON Advanced Metering Analytics (AMA) system, which was introduced in January. Badger Meter was the first major water meter company to release a cost-effective cellular-based metering solution to the market. There is considerable interest in starter kits that enable utilities to test BEACON AMA prior to purchasing a complete system and the feedback from utility managers at the recent American Water Works Association (AWWA) annual conference was very positive,” said Meeusen.

BEACON AMA combines both fixed and cellular networks with proprietary software, all in a single managed solution. It reduces the need for costly network infrastructure and gives utilities greater control and more information to better manage their operations and enhance customer service. It also includes the EyeOnWater consumer portal and smartphone/tablet app, which give end-water customers the opportunity to view and manage their water usage activity – a benefit that appeals to conservation-minded water utilities.

“Looking ahead, with two strong quarters behind us, we are cautiously optimistic about the second half of the year,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2014 second quarter results on Monday, July 21, 2014, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8035 and entering the passcode 65629528. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYCHLTPV8. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Monday, July 28, by dialing 1-888-286-8010 and entering the passcode 54757257. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

An innovator in flow measurement and control products, Badger Meter serves water utilities, municipalities, and commercial and industrial customers worldwide. Measuring water, oil, chemicals, and other fluids, Badger Meter products are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather and other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government programs to stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete connectivity systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the failure of the Company’s technology products to operate as intended;
  the inability to protect the Company’s proprietary rights to its software and related products;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for radio products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$95,662	$88,341	$179,158	$160,149

Cost of sales	60,831	58,495	115,376	105,266

Gross margin	34,831	29,846	63,782	54,883

Selling, engineering and administration	20,610	19,686	41,871	39,998

Operating earnings	14,221	10,160	21,911	14,885

Interest expense, net	311	332	602	580

Earnings before income taxes	13,910	9,828	21,309	14,305

Provision for income taxes	5,096	3,547	7,863	5,117

Net earnings	$8,814	$6,281	$13,446	$9,188

Earnings per share:

Basic	$0.62	$0.44	$0.94	$0.64

Diluted	$0.61	$0.44	$0.94	$0.64

Shares used in computation of earnings per share:

Basic	14,309,509	14,365,536	14,244,135	14,345,143

Diluted	14,367,353	14,430,999	14,318,046	14,426,949

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2014	2013
	Unaudited

Cash	$6,758	$7,263
Receivables	60,798	50,133
Inventories	63,196	60,939
Other current assets	8,968	8,828
Total current assets	139,720	127,163

Net property, plant and equipment	77,186	76,416
Intangible assets, at cost less accumulated amortization	54,780	57,317
Other long-term assets	12,589	10,467
Goodwill	44,695	44,695
Total assets	$328,970	$316,058

Liabilities and Shareholders' Equity

Short-term debt	$68,693	$70,045
Payables	18,147	18,554
Accrued compensation and employee benefits	8,433	7,337
Other liabilities	5,446	2,105
Total current liabilities	100,719	98,041

Deferred income taxes	9,796	9,790
Long-term employee benefits and other	11,585	11,664
Shareholders' equity	206,870	196,563
Total liabilities and shareholders' equity	$328,970	$316,058

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276